Exhibit 99.2

nFinanSe Inc.
AMENDMENT NO. 1 TO WARRANTS

This Amendment No. 1 to Warrants, dated as of February __, 2010 (this “Amendment”), is entered into by nFinanSe Inc., a Nevada corporation (the “Company”), and _______________ (the “Holder”).

BACKGROUND

Each Warrant listed on Exhibit A evidences the right of the Holder thereof to purchase the number of shares of common stock of the Company (the “Warrant Shares”) on the terms set forth on Exhibit A adjacent to such Warrant.  Each Warrant listed on Exhibit A is referred to herein as the “Warrant.”

Each Warrant was issued in connection with the Company’s Series D Preferred Stock offering and contains a provision that the Warrant is not exercisable until the first anniversary of its issue date (the “One-Year Provision”).

The Company agrees to remove the One-Year Provision in consideration of the Holder’s agreement that any Warrant Shares will not be sold, assigned or otherwise transferred until the earlier of the first anniversary of the Warrant’s issue date, or upon a Merger, a Sale of Assets, or a Change in Control as set forth in Section 3(c) of the Warrant.

Pursuant to Section 11(d) of the Warrants, the Warrants may be amended, modified or waived upon written consent of the party against whom such amendment, modification or waiver is to be enforced.  By execution hereof, the Company and the Holder hereby consent to and approve the Amendment.  Any capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in each Warrant.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Amendment. The Warrants are hereby amended as set forth below:

a.
Preamble.  For each Warrant, the Exercise Period set forth in the first sentence of the Preamble which states “during the period commencing on the first anniversary of the of the date of the Warrant and expiring four (4) years thereafter (the “Exercise Period”),” is hereby amended and restated in its entirety as follows:

“during the period commencing on the date first written above and expiring five (5) years thereafter (the “Exercise Period”),”

In addition, the following sentence is added to the Preamble as the last sentence in the paragraph:

“Any Warrant Shares received upon the exercise of this Warrant shall not be sold, assigned or otherwise transferred by the Holder until the earlier of the first anniversary of the Warrant’s issue date or upon a Merger, a Sale of Assets, or a Change in Control as set forth in Section 3(c).  The certificate(s) representing any Warrant Shares shall bear a legend reflecting the foregoing restriction.”

2. Conflict.  Except as expressly amended by this Amendment, the terms and provisions of the Warrants shall continue in full force and effect.  In the event of a conflict between the provisions of this Amendment and the Warrants, the provisions of this Amendment shall prevail and the provisions of the Warrants shall be deemed modified by this Amendment as necessary to resolve such conflict.

3. Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

NFINANSE INC.

By:
Name:
Title:

HOLDER:

By:
Name:
Title:

EXHIBIT A

WARRANTS

Warrant Number	Date of Warrant	Number of Shares	Exercise Price